                                   EXHIBIT 11
                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

==================================================================================================

                                                                 Quarter               Nine months
                                                      ended September 30,       ended September 30,
                                                   ---------------------     ---------------------
(in millions)                                           1995        1994         1995         1994
--------------------------------------------------------------------------------------------------
PRIMARY EARNINGS PER COMMON SHARE
  Net income                                           $ 261       $ 217       $  726       $  625
  Less preferred dividends                                10          10           31           33
                                                       -----       -----       ------       ------
     Net income for calculating primary
        earnings per common share                      $ 251       $ 207       $  695       $  592
                                                       =====       =====       ======       ======

  Average common shares outstanding                     47.9        53.6         49.2         54.7
                                                       =====       =====       ======       ======

PRIMARY EARNINGS PER COMMON SHARE                      $5.23       $3.86       $14.14       $10.83
                                                       =====       =====       ======       ======
FULLY DILUTED EARNINGS PER COMMON SHARE (1)
  Net income                                           $ 261       $ 217       $  726       $  625
  Less preferred dividends                                10          10           31           33
                                                       -----       -----       ------       ------
     Net income for calculating fully
        diluted earnings per common share              $ 251       $ 207       $  695       $  592
                                                       =====       =====       ======       ======

  Average common shares outstanding                     47.9        53.6         49.2         54.7
  Add exercise of options, warrants and
     share rights, reduced by the number
     of shares that could have been
     purchased with the proceeds from
     such exercise                                       1.0         1.4          1.1          1.4
                                                       -----       -----       ------       ------
  Average common shares outstanding as adjusted         48.9        55.0         50.3         56.1
                                                       =====       =====       ======       ======

FULLY DILUTED EARNINGS PER COMMON SHARE                $5.12       $3.76       $13.83       $10.56
                                                       =====       =====       ======       ======

==================================================================================================

(1) This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K. This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.